JAG Code of Ethics and Personal Trading Policy

Code of Ethics

As noted in Management Oversight, the Advisers Act imposes a fiduciary duty on investment advisers. JAGCM has adopted the Code of Ethics of our parent J.A. Glynn & Co.  As a fiduciary, JAGCM has a duty of utmost good faith to act solely in the best interests of each of our clients.  Our clients entrust us with their funds, which in turn places a high standard on our conduct and integrity.  Our fiduciary duty compels all employees to act with the utmost integrity in all of our dealings.  This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all of our dealings with our clients.

Standards of Conduct

This Code of Ethics consists of the following core principles:

The interests of clients will be placed ahead of the firm’s or any employee’s own investment interests.

Employees are expected to conduct their personal securities transactions in accordance with the Personal Trading Policy and will strive to avoid any actual or perceived conflict of interest with the client.Employees with questions regarding the appearance of a conflict with a client should consult with the CCO before taking action that may result in an actual conflict.Employees will not take inappropriate advantage of their position with the firm.

Employees are expected to act in the best interest of each of our clients.Employees are expected to comply with federal securities laws (See Appendix A for a listing of federal securities laws).  Strict adherence to this policy manual will assist the employee in complying with this important requirement.

Protection of Material Nonpublic Information

As more fully discussed within our Privacy Policy, employees are expected to exercise diligence and care in maintaining and protecting our client’s nonpublic, confidential information.

Employees are also expected to not divulge information regarding JAGCM’s securities recommendations or client securities holdings to any individual outside of the firm, except:

As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant);

With various service providers providing administrative functions for (such as JAGCM’s  technology service provider), only after we have entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities and only for that purpose; or

As permitted by law

Personal Conduct

As noted above, employees are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with our clients.  In this spirit, the following are required of employees:

Acceptance of Gifts

Employees are required to report any gift received from a vendor valued at over $25.00. This includes entities seeking to do business with JAG.

Service as Director for an Outside Company

Any employee wishing to serve as director for an outside company (public or private) must first seek the approval of the CCO.  The CCO, in reviewing the request, will determine whether such service is consistent with the interests of the firm and our clients.

Outside Business Interests

Any employee wishing to engage in business activities outside of JAGCM’s business must seek approval from the CCO and, if requested, provide periodic reports to the CCO summarizing those outside business activities.

Annual Employee Acknowledgement

New employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy.  All employees are required to acknowledge as such annually in connection with the firm’s annual policy manual acknowledgement process.

A.

Matters to Consider Before an Employee Places a Trade

Whether the amount or nature of the transaction will affect the price or market for the security;

Whether the employee will benefit from purchases or sales being made for any client;

Whether the transaction is likely to harm any client; and

Whether there is an appearance or suggestion of impropriety.

B.

Personal Trading Restrictions

General

Employees are expected to purchase or sell a security for their personal accounts only after trading of that same security has been completed in client accounts.  Personal accounts of the employee include all accounts for family members living within the employee’s household and accounts over which the employee has authority even though the account owner does not live within the same household as the employee.Any employee contemplating a trade to the contrary must consult with the CCO before conducting his or her personal trade.It is the employee’s responsibility to know which securities are being traded by the firm.  The employee may consult with the CCO to determine whether a security is an appropriate purchase by the employee.

Initial Public Offerings and Private Placements

All employees are required to obtain approval from the CCO before investing in an initial public offering (“IPO”) or a private placement, defined as an equity position within a non-public company.  The CCO will obtain approval from the CEO before investing in an IPO or private placement.

C.

Reports of Personal Securities

Employees are required to report securities transactions and holdings for all accounts in which the employee has a direct or indirect beneficial ownership interest.  This includes personal securities information of any family member living within the same household as the employee.  See Appendix A for the formal definition of beneficial ownership.

Holdings Report

Each employee must submit to the CCO an annual report of personal securities holdings in which the employee had a direct or indirect beneficial ownership interest, as discussed above.  The holdings are to be reported by the end of the first calendar quarter.Alternatively, employees may submit copies of brokerage statements which contain the same information.

Security information to be included on quarterly transaction reports is as follows:

Trade Date

Security Name

Security Identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date

Number of Shares or Par

Type of Transaction (Purchase, Sale or Other)

Price

Principal Amount

Broker Name

Account Number

Date of Report

An employee is not required to submit a separate report of quarterly transactions if JAGCM is in receipt of that employee’s brokerage statements or trade confirmations within 30 days following quarter-end (whether provided directly by the broker-dealer or the employee) and those statements or confirms provide all required information noted above.  Securities not required to be reported are listed below in the Acceptable Personal Trades section.

Employees are not required to report transactions on the quarterly transaction report affected through an automatic investment plan so long as the investment allocation was determined in advance of the actual trade.  Any transaction that overrides the pre-set schedule or allocations of the plan must be reported as described.  Further, all holdings of automatic investment plans must be reported as described below.

Within 45 days of becoming an employee of JAG, such persons are required to provide a report of all personal securities holdings to the CCO.  The report must reflect holdings information as of a date no more than 45 days prior to the employment date of the employee.

D.

Acceptable Personal Trades

The following forms of securities may be freely held or traded by employees, without regard to the Personal Trading Restrictions described above or the reporting requirements described in Reports of Personal Securities above.  For these reasons, the following securities are considered safest from a regulatory perspective for an employee to purchase, sell or hold – both from the firm and employee’s perspective.  Employees are therefore encouraged to conduct their personal transactions within the following types of acceptable securities:

Shares of open-end mutual funds not managed by JAGCM (note: trades in closed-end mutual funds or exchange traded funds must follow the Personal Trading Restrictions requirements described above);

Shares of any money market fund;

Direct obligations of the United States Government; and

Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt.

E.

Firm Review of Personal Transaction Reports

The CCO will generally consider the following factors when reviewing reportable security holdings and transactions or approvals by employees to purchase IPOs or private placements.

Whether the investment opportunity should be directed to a client’s account;

Whether the amount or nature of the transaction affected the price or market for the security;

Whether the employee benefited from purchases or sales being made for clients;

Whether the transaction harmed any client; and

Whether the transaction has the appearance of impropriety.

The CEO will review the CCO’s quarterly transaction report.  In no case should an employee review his/her own report.

F.

Record Keeping Requirements

JAGCM will keep the following records regarding this Code of Ethics and Personal Trading Policy:

Historic copies of this Code of Ethics and Personal Trading Policy;

Historic listings of all employees subject to this Code of Ethics and Personal Trading Policy;

Employees’ written acknowledgements of receipt of the Code of Ethics and Personal Trading Policy;

Violations of the Code of Ethics and Personal Trading Policy, and records of action taken as a result of the violations;

Written approvals of IPOs and private placements, as well as documentation of the reasons JAGCM approved such transaction.

G.

Code of Ethics and Personal Trading Policy Violations

All employees are required to report promptly any violation of this policy to the CCO (including the discovery of any violation committed by another employee).  Examples of items that should be reported include but are not limited to: noncompliance with federal securities laws, conduct that is harmful to clients and purchasing securities contrary to the Personal Trading Policy.

Employees are encouraged to report any violations or apparent violations.  Such reports by employees will not be viewed negatively by firm management, even if the reportable event, upon further review, is determined to not be a violation and CCO determined the employee reported such apparent violation in good faith.

H.

Code of Ethics and Personal Trading Policy Sanctions

Upon discovering a violation of this policy, the CCO may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges.  For additional information on general sanctions for violation of the firm’s policies, refer to our Sanctions Policy.

Appendix A

JAGCM

DEFINITIONS USED IN POLICY MANUAL

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means any company that controls, is controlled by or is under common control with JA. Glynn & Co or JAGCM.  For this purpose, the term “control” means the power to exercise a controlling influence over the management or policies of an entity, whether through the ownership of securities, by contract or otherwise.  In addition, ownership of more than 25% of an entity’s voting securities creates a presumption of control of the entity.

“Beneficial Ownership” includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect monetary interest in the security.  The term “monetary interest” in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities.  Beneficial Ownership is interpreted in the same manner as for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, a copy of which is maintained by the CCO, should an employee have questions regarding the complete definition of “beneficial ownership”.

“Custody”occurs when an investment adviser holds, directly or indirectly, client funds or securities or has any authority to obtain possession of them.

“Complaint” means any written or oral statement of a client or any person acting on behalf of a client alleging a grievance.

“Federal Securities Laws” as defined by the SEC  means the Investment Advisers Act of 1940, Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of Gramm-Leach-Bliley (covering privacy matters), and the Bank Secrecy Act (covering money laundering matters) as it applies to investment advisers.

“Inside Information” means trading, either personally or on behalf of others (including private accounts managed by JAG), while in possession of material, nonpublic information, or communicating material, nonpublic information to others in violation of the law.

“JAGCM”, “our”, “we”, “us”, “firm” means JAGCM Capital Management. , an investment adviser registered as such under the Advisers Act.

“Non-Affiliated Third Party” means a person or entity that is not 1) an affiliate of JAGCM or 2) a joint employee of JAGCM and a third party.

 “Security” has the meaning set forth in Section 202(a)(18) of the Advisers Act, except that it does not include shares of registered open-end investment companies not managed by JAG, any money market mutual fund, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments (which means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization).  Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities.  A copy of Section 202(a) (18) is maintained by the CCO should employees have questions regarding the complete definition of “security”.

Appendix B

Annual Employee Acknowledgement

All employees must acknowledge they have read and they understand and agree to comply with this Code of Ethics and Personal Trading Policy.  All employees are required to acknowledge annually that they have read and understand JAGCM’s IA Compliance Policy Manual.

Employee Name:

_______________________________________________________

Employee Signature:

_______________________________________________________

Date: __________________________________________________________________________